Exhibit 99

PFIZER REPORTS FIRST-QUARTER 2018 RESULTS

▪	First-Quarter 2018 Revenues of $12.9 Billion

▪	First-Quarter 2018 Reported Diluted EPS(1) of $0.59, Adjusted Diluted EPS(2) of $0.77

▪	Reaffirmed All Components of 2018 Financial Guidance
NEW YORK, NY, Tuesday, May 1, 2018 – Pfizer Inc. (NYSE: PFE) reported financial results for first-quarter 2018 and reaffirmed all components of 2018 financial guidance.
Results for the first quarter of 2018 and 2017(3) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	First-Quarter
	2018	2017	Change
Revenues	$ 12,906	$ 12,779	1%
Reported Net Income(1)	3,561	3,121	14%
Reported Diluted EPS(1)	0.59	0.51	15%
Adjusted Income(2)	4,668	4,192	11%
Adjusted Diluted EPS(2)	0.77	0.69	12%

REVENUES

($ in millions)	First-Quarter
	2018	2017	% Change
			Total	Oper.
Innovative Health	$ 7,829	$ 7,415	6%	3%
Essential Health	5,077	5,364	(5%)	(9%)
Total Company	$ 12,906	$ 12,779	1%	(2%)

On February 3, 2017, Pfizer completed the sale of its global infusion therapy net assets, Hospira Infusion Systems (HIS). Therefore, financial results for the first quarter of 2018 do not reflect any contribution from legacy HIS operations, while the first quarter of 2017 reflects approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations(3).
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(4).

2018 FINANCIAL GUIDANCE(5)
Pfizer’s reaffirmed 2018 financial guidance is presented below.

Revenues	$53.5 to $55.5 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.5% to 21.5%
Adjusted SI&A Expenses(2)	$14.0 to $15.0 billion
Adjusted R&D Expenses(2)	$7.4 to $7.9 billion
Adjusted Other (Income)/Deductions(2)	Approximately $400 million of income
Effective Tax Rate on Adjusted Income(2),(6)	Approximately 17.0%
Adjusted Diluted EPS(2)	$2.90 to $3.00

Financial guidance for Adjusted diluted EPS(2) now anticipates share repurchases totaling approximately $6.1 billion in 2018, which includes shares repurchased during first-quarter 2018. Dilution related to share-based employee compensation programs is expected to offset by approximately half the reduction in shares associated with these share repurchases.
CAPITAL ALLOCATION

▪	During first-quarter 2018, Pfizer returned $8.1 billion directly to shareholders, through a combination of:

–	$2.0 billion of dividends, or $0.34 per share of common stock; and

–	$6.1 billion of share repurchases, composed of $2.1 billion of open-market share repurchases and a $4.0 billion accelerated share repurchase agreement executed in March 2018.

▪	As of May 1, 2018, Pfizer’s remaining share repurchase authorization was $10.3 billion.
EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “Our first-quarter 2018 financial results were solid, driven by continued strength from our anchor brands, primarily Ibrance, Eliquis and Xeljanz. The Essential Health business delivered strong growth in emerging markets and biosimilars but was negatively impacted by continued legacy Hospira product supply shortages in the U.S. as well as product losses of exclusivity. We remain focused on executing our commercial strategies, managing expenses, advancing our pipeline and prudently allocating our capital to position Pfizer for sustainable success.

“Our pipeline today, with a range of targeted compounds, biologics and vaccines, is as deep and focused as it has ever been. With several potential near-term opportunities in core therapeutic areas, I believe our pipeline presents an unprecedented opportunity to deliver a life-changing impact on a growing number of patients while creating enhanced value for all of our stakeholders,” Mr. Read concluded.
Frank D’Amelio, Executive Vice President, Business Operations and Chief Financial Officer, stated, “First-quarter 2018 results were in-line with our expectations and we remain on track to deliver a solid financial performance in 2018. We reaffirmed all components of our 2018 financial guidance, reflecting our performance to date as well as our confidence in the business going forward. Additionally, in first-quarter 2018, we returned $8.1 billion directly to shareholders through dividends and share repurchases, demonstrating our continued commitment to returning capital to our shareholders.”
QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2018 vs. First-Quarter 2017)
First-quarter 2018 revenues totaled $12.9 billion, an increase of $127 million, or 1%, compared to the prior-year quarter, reflecting the favorable impact of foreign exchange of $430 million, or 3%, partially offset by an operational decline of $302 million, or 2%.
Innovative Health Highlights

▪
IH revenues increased 3% operationally in first-quarter 2018, primarily driven by continued growth from key brands including Ibrance, Eliquis and Xeljanz. Global operational revenue growth for Ibrance, Eliquis and Xeljanz was 35%, 30% and 29%, respectively.

▪
First-quarter 2018 IH operational revenue growth was negatively impacted primarily by the loss of exclusivity of Viagra in the U.S. in December 2017 and the resulting shift in the reporting of U.S. and Canada Viagra revenues to the Essential Health business at the beginning of 2018(3). IH operational revenue growth was also negatively impacted by lower revenues for Enbrel in most developed Europe markets due to continued biosimilar competition. In the U.S., revenue for Ibrance, Xeljanz and certain other products was negatively impacted by customer buying patterns.

▪	Global Prevnar 13/Prevenar 13 revenues declined 3% operationally in first-quarter 2018.

–
Prevenar 13 revenues in international markets increased 16% operationally, primarily due to the favorable impact of the inclusion of Prevenar 13 in additional national immunization programs in certain emerging markets for the adult indication as well as higher volumes for the pediatric indication resulting from the second-quarter 2017 launch of Prevenar 13 in China and increased shipments associated with Gavi, the Vaccine Alliance, partially offset by the overall unfavorable impact of timing associated with government purchases in certain international markets compared with the prior-year quarter.

–
In the U.S., Prevnar 13 revenues declined 12%, primarily due to lower government purchases in first-quarter 2018 compared to first-quarter 2017 for the pediatric indication due to a change in ordering patterns and, to a lesser extent, the continued decline in revenues for the adult indication due to a smaller remaining “catch up” opportunity compared to the prior-year quarter.

Essential Health Highlights

▪
First-quarter 2018 EH revenues declined 9% operationally, negatively impacted primarily by a 15% operational decline from the Sterile Injectable Pharmaceuticals (SIP) portfolio, primarily due to continued legacy Hospira product shortages in the U.S. EH operational revenue growth was also negatively impacted by a 15% operational decline from the Peri-LOE Products portfolio, primarily due to expected declines in Lyrica in developed Europe and Pristiq in the U.S., partially offset by the addition of Viagra U.S. revenues previously recorded in the IH business. These declines were partially offset primarily by 12% operational growth in emerging markets and 53% operational growth from Biosimilars, primarily from Inflectra in certain channels in the U.S. as well as in developed Europe.

GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	First-Quarter
	2018	2017	% Change
			Total	Oper.
Cost of Sales(1)	$ 2,563	$ 2,468	4%	(6%)
Percent of Revenues	19.9%	19.3%	N/A	N/A
SI&A Expenses(1)	3,412	3,315	3%	—
R&D Expenses(1)	1,743	1,716	2%	1%
Total	$ 7,718	$ 7,498	3%	(2%)

Other (Income)/Deductions––net(1)	($178)	$ 60	*	*
Effective Tax Rate on Reported Income(1),(6)	13.5%	20.8%

* Indicates calculation not meaningful or result is equal to or greater than 100%.
Pfizer recorded other income––net(1) in first-quarter 2018 compared with other deductions––net(1) in first-quarter 2017 primarily due to:

▪	higher income from collaborations, out-licensing arrangements and sale of compound/product rights; and

▪
unrealized net gains on equity securities, reflecting the adoption of a new accounting standard in first-quarter 2018. Prior to the adoption of the new standard, net unrealized gains and losses on virtually all readily tradeable equity securities were reported in Accumulated other comprehensive income.

Pfizer’s effective tax rate on Reported income(1) for first-quarter 2018 was favorably impacted by the December 2017 enactment of the Tax Cuts and Jobs Act (TCJA)(6).
Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	First-Quarter
	2018	2017	% Change
			Total	Oper.
Adjusted Cost of Sales(2)	$ 2,536	$ 2,432	4%	(6%)
Percent of Revenues	19.7%	19.0%	N/A	N/A
Adjusted SI&A Expenses(2)	3,286	3,295	—	(3%)
Adjusted R&D Expenses(2)	1,739	1,713	1%	1%
Total	$ 7,561	$ 7,440	2%	(3%)

Adjusted Other (Income)/Deductions––net(2)	($322)	($100)	*	*
Effective Tax Rate on Adjusted Income(2),(6)	16.4%	22.3%

* Indicates calculation not meaningful or result is equal to or greater than 100%.
Pfizer’s effective tax rate on Adjusted income(2) for first-quarter 2018 was favorably impacted by the aforementioned December 2017 enactment of the TCJA(6).
First-quarter 2018 diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS declined by 35 million shares compared to the prior-year quarter due to Pfizer’s ongoing share repurchase program, reflecting the impact of the $5 billion accelerated share repurchase agreement executed in February 2017 and completed in May 2017 and, to a lesser extent, share repurchases during first-quarter 2018, partially offset by dilution related to share-based employee compensation programs.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 18 of this press release.

RECENT NOTABLE DEVELOPMENTS (Since January 30, 2018)
Product Developments

▪
Bavencio (avelumab) -- In February 2018, Merck KGaA, Darmstadt, Germany, which operates its biopharmaceutical business as EMD Serono in the U.S. and Canada (Merck KGaA), and Pfizer announced results from the Phase 3 JAVELIN Lung 200 trial comparing avelumab to docetaxel in patients with unresectable, recurrent or metastatic non-small cell lung cancer (NSCLC) whose disease progressed after treatment with a platinum-containing doublet therapy. While the trial did not meet its pre-specified endpoint of improving overall survival (OS) in patients with programmed death ligand-1-positive (PD-L1+) (1% or higher) tumors, the proportion of patients in the chemotherapy arm crossing over to immune checkpoint inhibitors outside the study was higher than previously reported in post-platinum immunotherapy clinical trials, which may have confounded this trial outcome (percentage of patients receiving subsequent checkpoint inhibitor therapy: docetaxel arm 26.4%; avelumab arm 5.7%). Improvements in OS versus the control arm were observed in the moderate-to-high PD-L1+ expression (50% or greater, which represented approximately 40% of the study population) and high PD-L1+ expression (PD-L1+ expression 80% or greater, which represented approximately 30% of the study population) population subsets. The safety profile for avelumab in this trial was consistent with that observed in the overall JAVELIN clinical development program; no new safety signals were identified.

▪
Bosulif (bosutinib)(7) -- In April 2018, Pfizer announced that the European Commission (EC) approved an indication extension for Bosulif for the treatment of adults with newly diagnosed chronic phase Philadelphia chromosome-positive chronic myelogenous leukemia (Ph+ CML). Bosulif previously received conditional marketing authorization from the EC in March 2013 for the treatment of adult patients with chronic phase, accelerated phase and blast phase Ph+ CML previously treated with one or more tyrosine kinase inhibitors (TKIs) and for whom imatinib, nilotinib and dasatinib are not considered appropriate treatment options.

▪
Chantix/Champix (varenicline) -- In March 2018, Pfizer announced results from a Phase 4 study evaluating the efficacy and safety of Chantix/Champix for smoking cessation in nicotine dependent adolescents 12-19 years of age. The study did not meet its primary endpoint of the four-week continuous abstinence rate at weeks 9 through 12 for Chantix/Champix compared to placebo. The study is a regulatory post-marketing commitment for Chantix/Champix in the U.S. and the European Union (EU) for adolescents 12-16 years and 12-17 years of age, respectively. As part of planned regulatory interactions in the U.S. and EU, these data will be submitted to the U.S. Food and Drug Administration (FDA) for pediatric exclusivity determination.

▪
Inlyta (axitinib) -- In April 2018, Pfizer announced that the independent Data Monitoring Committee for the Phase 3 ATLAS trial evaluating Inlyta as adjuvant therapy for patients at high risk of recurrent renal cell carcinoma (RCC) after nephrectomy recommended stopping the trial at a planned interim analysis due to futility. The recommendation was based on the study failing to demonstrate a clear improvement in the primary endpoint of extending disease-free survival for patients treated with Inlyta compared with patients treated with placebo. No new safety signals were observed, and the safety profile was consistent with the known profile of Inlyta in advanced RCC.

▪
Mylotarg (gemtuzumab ozogamicin) -- In April 2018, Pfizer announced that the EC approved Mylotarg in combination with daunorubicin and cytarabine for the treatment of patients age 15 years and above with previously untreated, de novo, CD33-positive acute myeloid leukemia, except acute promyelocytic leukemia.

▪
Steglatro (ertugliflozin), Steglujan (ertugliflozin and sitagliptin) and Segluromet (ertugliflozin and metformin hydrochloride) -- In March 2018, the EC approved the oral sodium-glucose cotransporter 2 (SGLT2) inhibitor Steglatro (ertugliflozin) and the two fixed-dose combinations Steglujan (ertugliflozin and sitagliptin) and Segluromet (ertugliflozin and metformin hydrochloride) for use in adults aged 18 years and older with type 2 diabetes mellitus as an adjunct to diet and exercise to improve glycemic control. These products will be exclusively promoted by Merck, known as MSD outside the U.S. and Canada, in the EU.

▪
Sutent (sunitinib malate) -- In February 2018, Pfizer announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has recommended against expanding use of Sutent to include the adjuvant treatment of adult patients at a high risk of recurrent RCC following nephrectomy. The CHMP’s recommendation is not binding but will now be taken into consideration by the EC. There is currently no approved adjuvant treatment option available for patients with non-metastatic RCC at high risk for recurrence in the EU.

▪
Trumenba (Meningococcal Serogroup B Bivalent Recombinant Lipoprotein vaccine) -- In April 2018, Pfizer announced that Trumenba received Breakthrough Therapy designation from the FDA for active immunization to prevent invasive disease caused by Neisseria meningitidis group B (MenB) in children ages 1 through 9 years. This is the first Breakthrough Therapy designation for a MenB vaccine to help protect children as young as 1 year of age. Trumenba previously received Breakthrough Therapy designation in 2014 for the prevention of MenB in adolescents and young adults ages 10 through 25 years, and later the same year received FDA approval as the first MenB vaccine approved in the U.S.

▪
Vyndaqel (tafamidis) -- In March 2018, Pfizer announced that the Tafamidis Phase 3 Transthyretin Cardiomyopathy (ATTR-ACT) study evaluating tafamidis for the treatment of transthyretin cardiomyopathy (TTR-CM) met its primary endpoint, demonstrating a statistically significant reduction in the combination of all-cause mortality and frequency of cardiovascular-related hospitalizations compared to placebo at 30 months. The preliminary safety data showed that tafamidis was generally well tolerated in this population and no new safety signals were identified. Vyndaqel is approved in 40 countries for the treatment of transthyretin amyloid polyneuropathy (TTR-FAP) in adult patients with early-stage symptomatic polyneuropathy to delay peripheral neurologic impairment. Tafamidis is an investigational treatment for TTR-CM and is not approved for this indication.

▪	Xeljanz (tofacitinib)

–
In April 2018, the CHMP of the EMA adopted a positive opinion recommending a change to the terms of the marketing authorization for Xeljanz to include Xeljanz in combination with methotrexate for the treatment of active psoriatic arthritis in adult patients who have had an inadequate response or who have been intolerant to a prior disease-modifying antirheumatic drug therapy. The CHMP’s opinion will now be reviewed by the EC, which has the authority to approve medicines for the EU.

–
In March 2018, Pfizer announced a positive outcome from an FDA Gastrointestinal Drugs Advisory Committee (GIDAC) meeting. The GIDAC met to discuss Pfizer’s supplemental New Drug Application (sNDA) for Xeljanz, which is currently under review by the FDA, for the treatment of adult patients with moderately to severely active ulcerative colitis (UC). The role of the GIDAC is to provide recommendations to the FDA; however, the recommendations are not binding. The FDA’s decision on whether or not to approve Xeljanz for UC is expected by the Prescription Drug User Fee Act (PDUFA) date in June 2018.

▪	Xtandi (enzalutamide)

–
In March 2018, Pfizer and Astellas Pharma Inc. (Astellas) announced that a sNDA for Xtandi was accepted for filing and granted Priority Review designation by the FDA. If approved, the sNDA would expand the indication of Xtandi to include men with non-metastatic (M0) Castration-Resistant Prostate Cancer (CRPC), based on data from the Phase 3 PROSPER trial. Xtandi is currently indicated for the treatment of patients with metastatic CRPC. The PDUFA goal date assigned by the FDA is in July 2018. In addition, the EMA validated the Type II Variation for Xtandi seeking to expand the current indication to the same patient population.

–
In February 2018, Pfizer and Astellas announced results from the Phase 3 PROSPER trial in patients with M0 CRPC. The results show that the use of Xtandi plus androgen deprivation therapy (ADT) significantly reduced the risk of developing metastases or death by 71% compared to ADT alone. The median for the primary endpoint, metastasis-free survival, was 36.6 months for men who received Xtandi compared to 14.7 months with ADT alone. Full results were presented at the 2018 Genitourinary Cancers Symposium in San Francisco.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
Dacomitinib (PF-00299804) -- In April 2018, Pfizer announced that the FDA accepted and granted Priority Review for the company’s New Drug Application (NDA) for dacomitinib, a pan-human epidermal growth factor receptor (EGFR) TKI, for the first-line treatment of patients with locally advanced or metastatic NSCLC with EGFR-activating mutations. The PDUFA goal date assigned by the FDA is in September 2018. The EMA has also accepted the Marketing Authorization Application for dacomitinib for the same indication.

▪
Lorlatinib (PF-06463922) -- In February 2018, Pfizer announced that the FDA accepted and granted Priority Review for the company’s NDA for lorlatinib, an investigational, anaplastic lymphoma kinase (ALK) TKI for the treatment of patients with ALK-positive metastatic NSCLC, in patients previously treated with one or more ALK TKIs. The PDUFA goal date assigned by the FDA is in August 2018. The EMA and the Japan Pharmaceutical and Medical Devices Agency have also accepted marketing applications for the use of lorlatinib.

▪
PF-04965842 -- In February 2018, Pfizer announced that its once-daily oral Janus kinase 1 (JAK1) inhibitor PF-04965842 received Breakthrough Therapy designation from the FDA for the treatment of patients with moderate-to-severe atopic dermatitis (AD). The Phase 3 program for PF-04965842 initiated in December 2017 and is the first trial in the JAK1 Atopic Dermatitis Efficacy and Safety (JADE) global development program.

▪
PF-05280014 (proposed biosimilar trastuzumab) -- In April 2018, Pfizer announced that it received a Complete Response Letter (CRL) from the FDA in response to the Biologics License Application for the company’s proposed trastuzumab biosimilar. In the CRL, the FDA highlighted the need for additional technical information. The additional requested information does not relate to safety or clinical data submitted in the application. Pfizer is working closely with the FDA to address the contents of the letter and remains committed to bringing this important medicine to patients in the U.S.

▪
PF-06939926 -- In April 2018, Pfizer announced that a Phase 1b clinical trial for its mini-dystrophin gene therapy candidate, PF-06939926, in boys with Duchenne muscular dystrophy (DMD) was initiated. The first boy received an infusion of the mini-dystrophin gene on March 22nd, administered under the supervision of principal investigator, Edward Smith, MD, Associate Professor of Pediatrics and Neurology at Duke University Medical Center. Screening and enrollment of patients is expected to continue at up to four clinical research sites in the U.S. Early data from this trial are expected in the first half of 2019, once the first patient has been evaluated for one full year post-treatment. The multi-center, open-label, non-randomized, ascending dose study of a single intravenous infusion of PF-06939926 will enroll approximately 12 ambulatory boys aged 5 to 12 years with DMD. In addition to evaluating safety and tolerability, the study will evaluate measurements of dystrophin expression and distribution, as well as assessments of muscle strength, quality and function. As part of the screening process, potential candidates for treatment will be tested to confirm a negative result for antibodies against the adeno-associated virus serotype 9 (AAV9) capsid and for a T-cell (immune) response to dystrophin.
Corporate Developments

▪
In April 2018, Pfizer and Allogene Therapeutics, Inc. (Allogene) announced that the two companies entered into an asset contribution agreement for Pfizer’s portfolio of assets related to allogeneic chimeric antigen receptor T cell (CAR T) therapy, an investigational immune cell therapy approach to treating cancer. Allogene is co-founded and led by former executives of Kite Pharma. Pfizer views this agreement as an attractive opportunity to support the continued development of allogeneic CAR T therapy in a highly focused and skilled manner. Pfizer will continue to participate financially in the development of the CAR T portfolio through a 25% ownership stake in Allogene. Separately, Pfizer maintains its approximate 8% ownership stake in Cellectis through an equity agreement entered into in 2014 by which Pfizer obtained exclusive rights to pursue the development and commercialization of certain Cellectis CAR T therapies. These CAR T therapy development programs obtained from Cellectis comprise the assets contributed to Allogene.

▪
On March 12, 2018, Pfizer entered into an accelerated share repurchase agreement with Citibank N.A. (Citibank) to repurchase $4.0 billion of Pfizer’s common stock. Pursuant to the terms of the agreement, on March 14, 2018, Pfizer paid $4.0 billion to Citibank and received an initial delivery of approximately 87 million shares of Pfizer common stock from Citibank. At settlement of the agreement, which is expected to occur during or prior to the third quarter of 2018, Citibank may be required to deliver additional shares of common stock to Pfizer, or, under certain circumstances, Pfizer may be required to deliver shares of its common stock or may elect to make a cash payment to Citibank, with the number of shares to be delivered or the amount of such payment based on the volume-weighted average price of Pfizer’s common stock during the term of the transaction.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2017 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarter of 2018 and 2017. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s first quarter for U.S. subsidiaries reflect the three months ending on April 1, 2018 and April 2, 2017 while Pfizer’s first quarter for subsidiaries operating outside the U.S. reflect the three months ending on February 25, 2018 and February 26, 2017.

(4)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(5)	The 2018 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of April 1, 2018, including any one-time upfront payments associated with such transactions.

▪
Guidance for Adjusted other (income)/deductions(2) does not attempt to forecast unrealized net gains or losses on equity securities. Pfizer is unable to predict with reasonable certainty unrealized gains or losses on equity securities in a given period. Net unrealized gains and losses on equity securities are now recorded in Adjusted other (income)/deductions(2) during each quarter, reflecting the adoption of a new accounting standard in the first quarter of 2018. Prior to the adoption of the new standard, net unrealized gains and losses on virtually all readily tradeable equity securities were reported in Accumulated other comprehensive income.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through first-quarter 2018 and mid-April 2018 exchange rates for the remainder of the year.

▪
Reflects an anticipated negative revenue impact of $2.0 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection. Assumes no generic competition for Lyrica in the U.S. until June 2019, which is contingent upon a six-month patent-term extension granted by the FDA for pediatric exclusivity, which the company is currently pursuing.

▪	Reflects a full year contribution from Consumer Healthcare. Pfizer continues to expect that any decision regarding strategic alternatives for Consumer Healthcare will be made during 2018.

▪
Reflects the anticipated favorable impact of $1.3 billion on revenues and $0.09 on Adjusted diluted EPS(2) as a result of favorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2017.

▪
Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 6.0 billion shares, which reflects share repurchases totaling approximately $6.1 billion in 2018. Dilution related to share-based employee compensation programs is expected to offset by approximately half the reduction in shares associated with these share repurchases.

(6)
Given the significant changes resulting from and complexities associated with the Tax Cuts and Jobs Act (TCJA), the estimated financial impacts associated with the TCJA that were recorded in fourth-quarter 2017 are provisional and subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018.

(7)
Pfizer and Avillion entered into an exclusive collaborative development agreement in 2014 to conduct the BFORE trial, which supported the approval of the indication extension for Bosulif for the treatment of adults with newly diagnosed chronic phase Ph+ CML. Under the terms of the agreement, Avillion operationalized and funded the trial to generate the clinical data used to support this application and other potential regulatory filings for marketing authorization for Bosulif as first-line treatment for patients with chronic phase Ph+ CML. Pfizer retains all rights to commercialize Bosulif globally.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	First-Quarter		% Incr. /
	2018	2017	(Decr.)
Revenues	$12,906	$12,779	1
Costs and expenses:
Cost of sales(1), (2), (3)	2,563	2,468	4
Selling, informational and administrative expenses(1), (2), (3)	3,412	3,315	3
Research and development expenses(1), (2), (3)	1,743	1,716	2
Amortization of intangible assets(3)	1,196	1,186	1
Restructuring charges and certain acquisition-related costs(1), (4)	43	84	(49)
Other (income)/deductions––net(1), (5)	(178)	60	*

Income from continuing operations before provision for taxes on income	4,127	3,951	4
Provision for taxes on income(6)	556	821	(32)
Income from continuing operations	3,571	3,130	14
Discontinued operations––net of tax	(1)	—	*
Net income before allocation to noncontrolling interests	3,570	3,130	14
Less: Net income attributable to noncontrolling interests	9	9	7
Net income attributable to Pfizer Inc.	$3,561	$3,121	14

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.60	$0.52	15
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.60	$0.52	15

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.59	$0.51	15
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.59	$0.51	15
Weighted-average shares used to calculate earnings per common share:
Basic	5,957	6,006
Diluted	6,057	6,092

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three months ended April 1, 2018 and April 2, 2017. Subsidiaries operating outside the U.S. are included for the three months ended February 25, 2018 and February 26, 2017.

The financial results for the three months ended April 1, 2018 are not necessarily indicative of the results that ultimately could be achieved for the full year.
The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income as follows:

•
Financial Assets and Liabilities––We adopted a new accounting standard on January 1, 2018 utilizing the modified retrospective method, and therefore, no adjustments were made to amounts in our prior period financial statements. The standard requires certain equity investments to be measured at fair value with changes in fair value now recognized in net income. However, equity investments that do not have readily determinable fair values may be measured at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer. Therefore, in the first quarter of 2018, Other (income)/deductions––net includes unrealized net gains on equity securities. See Note (5) below for additional information.

•
Revenues––We adopted a new accounting standard on January 1, 2018 for revenue recognition. Under the new standard, revenue is recognized upon transfer of control of the product to our customer in an amount that reflects the consideration we expect to receive in exchange. We adopted the new accounting standard utilizing the modified retrospective method, and, therefore, no adjustments were made to amounts in our prior period financial statements. However, the adoption of this new standard did impact the timing of recognizing Other (income)/deductions––net, primarily for upfront and milestone payments on our collaboration arrangements and, to a lesser extent, product rights and out-licensing arrangements, and the timing of recognizing Revenues and Cost of sales on certain product shipments. The impact of adoption did not have a material impact to our condensed consolidated statement of income for the three months ended April 1, 2018. See Note (5) below for additional information.

•
Presentation of Net Periodic Pension and Postretirement Benefit Cost––We adopted a new accounting standard on January 1, 2018 that requires the net periodic pension and postretirement benefit costs other than the service costs be presented in Other (income)/deductions––net, and that the presentation be applied retrospectively. We adopted the presentation of the net periodic benefit costs other than service costs by reclassifying these costs from Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs to Other (income)/deductions––net. We have therefore reclassified the prior period net periodic benefit costs/(credits) to apply the retrospective presentation for comparative periods. See Note (5) below for additional information.

On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for first-quarter 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while financial results for 2018 do not reflect any contribution from HIS global operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(4)	Restructuring charges and certain acquisition-related costs include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2018	2017
Restructuring (credits)/charges––acquisition-related costs(a)	$(8)	$8
Restructuring credits––cost reduction initiatives(b)	(2)	(12)
Restructuring credits	(9)	(5)
Transaction costs(c)	—	12
Integration costs(d)	52	77
Restructuring charges and certain acquisition-related costs	$43	$84

(a)
Restructuring (credits)/charges––acquisition-related costs include employee termination costs, exit costs and asset impairments associated with business combinations. Credits for the first quarter of 2018 were primarily associated with lower exit costs related to our acquisition of Hospira, Inc. (Hospira). Restructuring charges for the first quarter of 2017 were primarily related to our acquisitions of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc.

(b)
Restructuring credits––cost reduction initiatives relate to employee termination costs, exit costs and asset impairments not associated with acquisitions. For first-quarter 2018, the credits are mostly related to reserve releases for cost-reduction programs, partially offset by exit costs. For first-quarter 2017, the credits are mostly related to reserve releases for cost-reduction programs, partially offset by asset write downs.

(c)
Transaction costs represent external costs for banking, legal, accounting and other similar services, virtually all of which for the first quarter of 2017 were related to our acquisition of Medivation.

(d)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the first quarters of 2018 and 2017, integration costs primarily relate to our acquisition of Hospira.

(5)	Other (income)/deductions––net includes the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2018	2017
Interest income	$(77)	$(81)
Interest expense	310	309
Net interest expense	233	228
Royalty-related income	(96)	(86)
Net gains on asset disposals(a)	(19)	(90)
Income from collaborations, out-licensing arrangements and sales of compound/product rights(b)	(142)	(47)
Net unrealized gains on equity securities(c)	(111)	—
Net periodic benefit costs/(credits) other than service costs(d)	(82)	62
Certain legal matters, net	(19)	8
Certain asset impairments	—	12
Loss on sale of HIS net assets(e)	3	37
Business and legal entity alignment costs(f)	3	21
Other, net(g)	51	(84)
Other (income)/deductions––net	$(178)	$60

(a)
In first-quarter 2018, primarily includes net gains on sales of investments in equity and debt securities (approximately $12 million). In first-quarter 2017, primarily includes net gains on sales of investments in equity and debt securities (approximately $42 million) and a gain on sale of property (approximately $48 million).

(b)	Includes income from upfront and milestone payments from our collaboration partners and income from out-licensing arrangements and sales of compound/product rights.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(c)
Represents the unrealized net gains on equity securities reflecting the adoption of a new accounting standard in the first quarter of 2018. Prior to the adoption of the new standard, net unrealized gains and losses on virtually all readily tradeable equity securities were reported in Accumulated other comprehensive income.

(d)
Represents the net periodic benefit costs/(credits), excluding service costs, as a result of the adoption of a new accounting standard in the first quarter of 2018. Effective January 1, 2018, the U.S. Pfizer Consolidated Pension Plan was frozen to future benefit accruals and for first-quarter 2018, resulted in the recognition of net periodic benefit income due to the extension of the amortization period for the actuarial losses and the elimination of service costs. There was also a greater expected gain on plan assets due to a higher plan asset base compared to the first quarter of 2017. See note (1) above for additional information.

(e)
In first-quarter 2018 and 2017, represents an incremental charge to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical, Inc. (ICU Medical), on February 3, 2017.

(f)
In first-quarter 2018 and 2017, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(g)
In first-quarter 2018, primarily includes, among other things, charges of $102 million, reflecting the change in the fair value of contingent consideration, partially offset by dividend income of $59 million from our investment in ViiV Healthcare Limited (ViiV). In first-quarter 2017, primarily includes, among other things, dividend income of $43 million from our investment in ViiV.

(6)
The decrease in the effective tax rate for first-quarter 2018 compared to first-quarter 2017 was primarily due to (i) the December 2017 enactment of H.R.1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018” (also known as the “Tax Cuts and Jobs Act” (TCJA)), (ii) the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (iii) the non-recurrence of the tax impact on an incremental charge to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts recorded in 2017 are provisional and are subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018. Under guidance issued by the staff of the U.S. Securities and Exchange Commission, we expect to finalize our accounting related to the tax effects of the TCJA on deferred taxes, valuation allowances, state tax considerations, the repatriation tax liability, global intangible low-taxed income, and any remaining outside basis differences in our foreign subsidiaries during 2018 as we complete our analysis, computations and assertions. It is possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We will revise these estimates during 2018 as we gather additional information to complete our tax returns and as any interpretation or clarification of the TCJA occurs through legislation, U.S. Treasury actions or other means.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	First-Quarter 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,906	$—	$—	$—	$—	$12,906
Cost of sales(6), (7)	2,563	(1)	(3)	—	(23)	2,536
Selling, informational and administrative expenses(6), (7)	3,412	—	—	—	(126)	3,286
Research and development expenses(6), (7)	1,743	1	—	—	(6)	1,739
Amortization of intangible assets(7)	1,196	(1,126)	—	—	—	71
Restructuring charges and certain acquisition-related costs	43	—	(45)	—	2	—
Other (income)/deductions––net	(178)	(96)	—	—	(47)	(322)
Income from continuing operations before provision for taxes on income	4,127	1,221	48	—	201	5,597
Provision for taxes on income	556	239	8	—	117	920
Income from continuing operations	3,571	982	40	—	84	4,677
Discontinued operations––net of tax	(1)	—	—	1	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	3,561	982	40	1	84	4,668
Earnings per common share attributable to Pfizer Inc.––diluted	0.59	0.16	0.01	—	0.01	0.77

	First-Quarter 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,779	$—	$—	$—	$—	$12,779
Cost of sales(2), (6), (7)	2,468	(7)	(3)	—	(26)	2,432
Selling, informational and administrative expenses(2), (6), (7)	3,315	(6)	—	—	(14)	3,295
Research and development expenses(2), (6), (7)	1,716	4	—	—	(7)	1,713
Amortization of intangible assets(7)	1,186	(1,151)	—	—	—	35
Restructuring charges and certain acquisition-related costs(2)	84	—	(96)	—	12	—
Other (income)/deductions––net(2)	60	(13)	(25)	—	(122)	(100)
Income from continuing operations before provision for taxes on income	3,951	1,172	124	—	157	5,404
Provision for taxes on income	821	340	43	—	(1)	1,204
Income from continuing operations	3,130	832	82	—	157	4,201
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	3,121	832	82	—	157	4,192
Earnings per common share attributable to Pfizer Inc.––diluted	0.51	0.14	0.01	—	0.03	0.69
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three months ended April 1, 2018 and April 2, 2017. Subsidiaries operating outside the U.S. are included for the three months ended February 25, 2018 and February 26, 2017.

The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income. Among other items, GAAP Reported and Non-GAAP Adjusted amounts for the first quarter of 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs. See Note (1) and Note (5) to Notes to Consolidated Statements of Income above and Note (3) below for additional information.
On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for first-quarter 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while financial results for 2018 do not reflect any contribution from HIS global operations.

(3)	Acquisition-related costs include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2018	2017
Restructuring (credits)/charges(a)	$(8)	$8
Transaction costs(b)	—	12
Integration costs(c)	52	77
Net periodic benefit costs other than service costs(d)	—	25
Additional depreciation––asset restructuring(e)	3	3
Total acquisition-related costs––pre-tax	48	124
Income taxes(f)	(8)	(43)
Total acquisition-related costs––net of tax	$40	$82

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for the first quarter of 2018 were primarily associated with lower exit costs related to our acquisition of Hospira, Inc. (Hospira). In first-quarter 2017, restructuring charges were primarily related to our acquisitions of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Transaction costs represent external costs for banking, legal, accounting and other similar services, virtually all of which for the first quarter of 2017 are related to our acquisition of Medivation. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the first quarters of 2018 and 2017, integration costs primarily relate to our acquisition of Hospira. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(d)
In the first quarter of 2017, this amount represents the net periodic benefit costs, excluding service costs, reclassified to Other (income)/deductions––net as a result of the retrospective adoption of a new accounting standard in the first quarter of 2018. See Note (2) above for additional information. These costs represent accelerated amortization of actuarial losses and prior service costs upon the settlement of the remaining obligation associated with the Hospira U.S. qualified defined benefit pension plan.

(e)	Included in Cost of sales. Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions.

(f)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(4)	Certain significant items include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2018	2017
Restructuring credits(a)	$(2)	$(12)
Implementation costs and additional depreciation––asset restructuring(b)	53	42
Certain legal matters, net(c)	(19)	8
Loss on sale of HIS net assets(d)	3	37
Business and legal entity alignment costs(e)	3	21
Other(f)	163	61
Total certain significant items––pre-tax	201	157
Income taxes(g)	(117)	1
Total certain significant items––net of tax	$84	$157

(a)
Relates to our cost-reduction and productivity initiatives not associated with acquisitions. Included in Restructuring charges and certain acquisition-related costs. For first-quarter 2018, the credits are mostly related to reserve releases for cost-reduction programs, partially offset by exit costs. For first-quarter 2017, the credits are mostly related to reserve releases for cost-reduction programs, partially offset by asset write downs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($30 million), Selling, informational and administrative expenses ($17 million) and Research and development expenses ($6 million) for first-quarter 2018. Included in Cost of sales ($26 million), Selling, informational and administrative expenses ($9 million) and Research and development expenses ($7 million) for first-quarter 2017.

(c)	Included in Other (income)/deductions––net.

(d)
Included in Other (income)/deductions––net. In first-quarter 2018 and 2017, represents an incremental charge to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical, Inc. on February 3, 2017.

(e)
Included in Other (income)/deductions––net. In first-quarter 2018 and 2017, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(f)
In first-quarter 2018, included in Cost of sales ($7 million income), Selling, informational and administrative expenses ($109 million) and Other (income)/deductions––net ($61 million). In first-quarter 2018, primarily includes $108 million for a special, one-time bonus paid to all non-executive Pfizer colleagues, which was one of several actions taken by us after evaluating the expected positive net impact of the December 2017 enactment of H.R.1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018” (also known as the “Tax Cuts and Jobs Act” (TCJA)) on us. In first-quarter 2017, included in Selling, informational and administrative expenses ($5 million) and Other (income)/deductions––net ($56 million).

(g)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. First-quarter 2018 was favorably impacted by the December 2017 enactment of the TCJA, primarily related to certain tax initiatives associated with the lower U.S. tax rate as a result of the TCJA. First-quarter 2017 was unfavorably impacted by the taxes on an incremental charge to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of the HIS net assets to ICU Medical. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts recorded in 2017 are provisional and are subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018. Under guidance issued by the staff of the U.S. Securities and Exchange Commission, we expect to finalize our accounting related to the tax effects of the TCJA on deferred taxes, valuation allowances, state tax considerations, the repatriation tax liability, global intangible low-taxed income, and any remaining outside basis differences in our foreign subsidiaries during 2018 as we complete our analysis, computations and assertions. It is possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We will revise these estimates during 2018 as we gather additional information to complete our tax returns and as any interpretation or clarification of the TCJA occurs through legislation, U.S. Treasury actions or other means.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the “Financial Review––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer’s 2017 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	First-Quarter 2018
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,829	$5,077	$—	$12,906	$—	$12,906
Cost of sales	987	1,436	113	2,536	27	2,563
% of revenue	12.6%	28.3%	*	19.7%	*	19.9%
Selling, informational and administrative expenses	1,552	628	1,106	3,286	126	3,412
Research and development expenses	587	221	931	1,739	4	1,743
Amortization of intangible assets	51	19	—	71	1,126	1,196
Restructuring charges and certain acquisition-related costs	—	—	—	—	43	43
Other (income)/deductions––net	(279)	(15)	(28)	(322)	144	(178)
Income/(loss) from continuing operations before provision for taxes on income	4,930	2,788	(2,121)	5,597	(1,470)	4,127

	First-Quarter 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,415	$5,364	$—	$12,779	$—	$12,779
Cost of sales(6)	849	1,450	133	2,432	36	2,468
% of revenue	11.4%	27.0%	*	19.0%	*	19.3%
Selling, informational and administrative expenses(6)	1,425	677	1,193	3,295	20	3,315
Research and development expenses(6)	519	253	941	1,713	3	1,716
Amortization of intangible assets	26	9	—	35	1,151	1,186
Restructuring charges and certain acquisition-related costs(6)	—	—	—	—	84	84
Other (income)/deductions––net(6)	(151)	(64)	115	(100)	161	60
Income/(loss) from continuing operations before provision for taxes on income	4,747	3,039	(2,382)	5,404	(1,453)	3,951
See end of tables for notes (1) through (6).
Amounts may not add due to rounding.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The expenses generally include only those costs directly attributable to the operating segment. The operating segment information presents the three months ended April 1, 2018 and April 2, 2017. Subsidiaries operating outside the U.S. are included for the three months ended February 25, 2018 and February 26, 2017.

The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income. See Note (1) and Note (5) to Notes to Consolidated Statements of Income, Note (3) to Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information Certain Line Items and Note (6) below for additional information.
On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for first-quarter 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations, while financial results for 2018 do not reflect any contribution from HIS global operations.

Some additional information about our business segments follows as of the date of the filing of this press release:
IH Segment	EH Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare disease and consumer healthcare.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded and generic sterile injectable products, biosimilars, and select branded products including anti-infectives. EH also includes an R&D organization, as well as our contract manufacturing business.
Through February 2, 2017, EH also included HIS.

Leading brands include:
- Prevnar 13/Prevenar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer healthcare products (e.g., Advil and Centrum)

Leading brands include:
- Lipitor
- Premarin family
- Norvasc
- Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries)
- Celebrex
- Viagra*
- Inflectra/Remsima
- Several sterile injectable products

*
Viagra lost exclusivity in the U.S. in December 2017. Beginning in 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, are reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, total Viagra worldwide revenues are reported in EH from the first quarter of 2018 forward.

The following organizational change impacted our operating segments in 2018:

•
Effective in first-quarter 2018, certain costs for Pfizer’s Strategy and Commercial Operations (StratCO) group, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. StratCO costs primarily include headcount, vendor costs and data costs largely in support of Pfizer’s commercial operations. The majority of the StratCO costs reflect additional amounts that our operating segments would have incurred had each segment operated as a standalone company during the period presented. The reporting change was made to streamline accountability and speed decision making. In first-quarter 2017, we reclassified approximately $98 million of costs from IH, approximately $33 million of costs from EH and approximately $9 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

First Quarter of 2018 vs. First Quarter of 2017
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues increased 1.2 percentage points primarily driven by the unfavorable impact of foreign exchange and an increase in royalty expense, partially offset by a favorable change in product mix, including an increase in alliance revenues, which have no associated cost of sales.

•	The increase in Cost of sales of 16% was primarily driven by the unfavorable impact of foreign exchange, an increase in royalty expense, and a favorable change in product mix.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
The increase in Selling, informational and administrative expenses of 9% was primarily driven by additional investment across several of our key products, primarily Eucrisa, Ibrance, Lyrica, Prevnar 13/Prevenar 13 (pediatric indication) and Xeljanz, partially offset by lower spending on Enbrel.

•
The increase in Research and development expenses of 13% primarily reflects increased costs associated with our Bavencio collaboration with Merck KGaA as well as initiations of Phase 3 in 2017 (C. difficile vaccine program, which initiated a Phase 3 clinical study in March 2017 and a JAK1 inhibitor in December 2017).

•	The favorable change in Other (income)/deductions––net primarily reflects:

◦	an increase in milestone income from our collaboration partners and out-licensing arrangements in the first quarter of 2018; and

◦	a $16 million increase in dividend income from our investment in ViiV Healthcare Limited (ViiV).
Essential Health Operating Segment
The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, operating results for EH for first-quarter 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations, while financial results for 2018 do not reflect any contribution from HIS global operations.

•
Cost of sales as a percentage of Revenues increased 1.3 percentage points primarily due to the unfavorable impact of foreign exchange and the impact of product losses of exclusivity, partially offset by lower volumes driven by the Sterile Injectable Pharmaceuticals (SIP) portfolio, primarily due to legacy Hospira product shortages in the U.S., and generic competition in developed markets, as well as the non-recurrence of charges related to a product recall that occurred in the first quarter of 2017.

•	The decrease in Cost of sales of 1% was primarily due to:

◦	lower volumes driven by:

–	the SIP portfolio, primarily due to legacy Hospira product shortages in the U.S., as well as

–	generic competition in developed markets;

◦	the non-recurrence of charges related to a product recall that occurred in the first quarter of 2017; and

◦	the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products, partially offset by:

◦	the unfavorable impact of foreign exchange.

•
Selling, informational and administrative expenses decreased 7% mainly due to lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and the favorable impact of the sale of HIS, partially offset by the unfavorable impact of foreign exchange.

•	Research and development expenses decreased 13% primarily due to decreased spending for biosimilars and the favorable impact of the sale of HIS.

•
The unfavorable change in Other (income)/deductions––net primarily reflects the unfavorable impact of foreign exchange and the non-recurrence of a gain on the redemption of an acquired bond in the first quarter of 2017.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(3)	Other comprises the costs included in our Adjusted income components(4) that are managed outside of our two operating segments and includes the following:

	First-Quarter 2018
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	60	53	113
Selling, informational and administrative expenses	—	—	942	163	1,106
Research and development expenses	553	190	172	16	931
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(17)	(1)	(21)	12	(28)
Loss from continuing operations before provision for taxes on income	$(536)	$(189)	$(1,153)	$(244)	$(2,121)

	First-Quarter 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales(e)	—	—	(27)	159	133
Selling, informational and administrative expenses(e)	—	(1)	1,054	140	1,193
Research and development expenses(e)	528	182	219	11	941
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs(e)	—	—	—	—	—
Other (income)/deductions––net(e)	(21)	(2)	89	49	115
Loss from continuing operations before provision for taxes on income	$(508)	$(180)	$(1,335)	$(359)	$(2,382)

(a)
WRD––the R&D expenses managed by our WRD organization, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects.

(c)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations, as well as certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in first-quarter 2018, certain costs for StratCO, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. For additional information, see note (d) below.

(d)
Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production). In connection with the StratCO reporting change, in first-quarter of 2017 we reclassified approximately $98 million of

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

costs from IH, approximately $33 million of costs from EH and approximately $9 million of costs from Corporate to Other unallocated costs to conform to current period presentation.

(e)
Amounts for first-quarter 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs.

For information purposes only, the following tables present reconciliations of our segment operating results to segment operating results including estimated Other costs generally associated with each segment. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

For information purposes only, for first-quarter 2018, we estimate that Other costs, as described above, for combined WRD and GPD costs of $725 million, and combined Corporate and Other Unallocated costs of $1.3 billion after excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $241 million for first-quarter 2018 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $122 million for first-quarter 2018 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

	First-Quarter 2018
		Estimated Other Costs Associated with IH(b)
(MILLIONS OF DOLLARS)	Innovative Health Non-GAAP Adjusted(a), (c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Innovative Health with Estimated Other Costs Associated with Innovative Health Non-GAAP Adjusted(b), (c)
Revenues	$7,829	$—	$—	$7,829
Cost of sales	987	—	9	995
Selling, informational and administrative expenses	1,552	—	683	2,235
Research and development expenses	587	735	156	1,478
Amortization of intangible assets	51	—	—	51
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(279)	(19)	(100)	(398)
Income from continuing operations before provision for taxes on income	4,930	(716)	(747)	3,467

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	First-Quarter 2018
		Estimated Other Costs Associated with EH(b)
(MILLIONS OF DOLLARS)	Essential Health Non-GAAP Adjusted(a), (c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Essential Health with Estimated Other Costs Associated with Essential Health Non-GAAP Adjusted(b), (c)
Revenues	$5,077	$—	$—	$5,077
Cost of sales	1,436	—	104	1,541
Selling, informational and administrative expenses	628	—	423	1,050
Research and development expenses	221	8	32	261
Amortization of intangible assets	19	—	—	19
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(15)	—	(28)	(43)
Income from continuing operations before provision for taxes on income	2,788	(8)	(531)	2,249

(a)
Amount represents the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note (2) above for more information.

(b)	Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see above.

•	WRD/GPD––The information provided for WRD and GPD was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

(c)	See note (4) below for an explanation of our Non-GAAP Adjusted financial measure.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's 2017 Financial Report, which was filed as Exhibit 13 to Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2018 and 2017. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges), that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2018 and 2017.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(6)
Amounts for IH, EH, Other and Reconciling Items for the first quarter of 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs.

PFIZER INC. - REVENUES
FIRST-QUARTER 2018 and 2017 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2018	2017	% Change		2018	2017	% Change	2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$12,906	$12,779	1%	(2%)	$6,275	$6,637	(5%)	$6,631	$6,142	8%	1%
PFIZER INNOVATIVE HEALTH (IH)(b)	$7,829	$7,415	6%	3%	$4,544	$4,493	1%	$3,285	$2,922	12%	5%
Internal Medicine	$2,347	$2,377	(1%)	(3%)	$1,641	$1,770	(7%)	$706	$608	16%	8%
Lyrica IH(c)	1,131	1,131	—	(1%)	907	891	2%	225	240	(6%)	(9%)
Eliquis alliance revenues and direct sales	765	564	35%	30%	435	342	27%	330	223	48%	35%
Chantix/Champix	251	239	5%	3%	188	179	5%	64	61	5%	(2%)
BMP2	73	62	18%	18%	73	62	18%	—	—	—	—
Toviaz	60	63	(5%)	(9%)	18	24	(25%)	42	39	8%	1%
Viagra IH(d)	—	249	*	*	—	242	*	—	8	*	*
All other Internal Medicine	66	69	(4%)	(8%)	20	30	(33%)	46	39	18%	12%
Vaccines	$1,463	$1,465	—	(3%)	$837	$951	(12%)	$626	$515	22%	15%
Prevnar 13/Prevenar 13	1,380	1,392	(1%)	(3%)	826	938	(12%)	555	454	22%	16%
All other Vaccines	83	73	13%	3%	11	12	(7%)	71	61	18%	5%
Oncology	$1,697	$1,347	26%	23%	$1,133	$953	19%	$564	394	43%	33%
Ibrance	933	679	37%	35%	726	608	19%	207	71	*	*
Sutent	262	250	5%	(1%)	88	85	3%	174	165	6%	(2%)
Xtandi alliance revenues	159	131	21%	21%	159	131	21%	—	—	—	—
Xalkori	153	142	8%	2%	42	57	(26%)	110	85	31%	21%
Inlyta	74	85	(13%)	(16%)	28	30	(9%)	46	54	(15%)	(20%)
Bosulif	60	47	29%	26%	41	32	26%	20	14	36%	25%
All other Oncology	57	14	*	*	50	9	*	7	5	33%	22%
Inflammation & Immunology (I&I)	$869	$871	—	(5%)	$283	$234	21%	$585	$637	(8%)	(15%)
Enbrel (Outside the U.S. and Canada)	506	588	(14%)	(21%)	—	—	—	506	588	(14%)	(21%)
Xeljanz	326	250	30%	29%	253	212	19%	72	38	89%	82%
Eucrisa	26	9	*	—	26	9	*	—	—	—	—
All other I&I	11	24	(53%)	(52%)	4	13	(67%)	7	11	(36%)	(34%)
Rare Disease	$549	$507	8%	2%	$172	$126	36%	$377	$381	(1%)	(9%)
BeneFIX	147	149	(2%)	(6%)	68	59	16%	79	91	(13%)	(20%)
Genotropin	132	104	28%	21%	31	4	*	101	99	2%	(5%)
Refacto AF/Xyntha	130	130	—	(7%)	30	26	14%	100	104	(4%)	(12%)
Somavert	63	56	12%	5%	24	20	22%	39	36	6%	(5%)
All other Rare Disease	76	67	13%	7%	18	17	7%	58	50	16%	7%
Consumer Healthcare	$905	$848	7%	4%	$479	$460	4%	$427	$388	10%	3%
PFIZER ESSENTIAL HEALTH (EH)(e)	$5,077	$5,364	(5%)	(9%)	$1,731	$2,144	(19%)	$3,347	$3,220	4%	(2%)
Legacy Established Products (LEP)(f)	$2,636	$2,606	1%	(3%)	$740	$846	(13%)	$1,896	$1,760	8%	1%
Lipitor	511	404	27%	19%	29	30	(6%)	483	374	29%	21%
Norvasc	254	228	12%	6%	9	10	(5%)	245	218	12%	6%
Premarin family	191	228	(16%)	(16%)	180	214	(16%)	11	14	(19%)	(24%)
Zithromax	90	79	14%	7%	1	1	(16%)	89	78	14%	7%
Zoloft	74	68	9%	5%	16	13	18%	59	55	7%	1%
Xalatan/Xalacom	72	77	(6%)	(12%)	5	5	(7%)	67	72	(6%)	(12%)
Effexor	71	66	8%	3%	18	18	(2%)	53	48	11%	4%
Sildenafil Citrate	62	—	*	*	62	—	*	—	—	—	—
Xanax	54	55	—	(7%)	11	13	(14%)	44	42	4%	(5%)
EpiPen	52	81	(36%)	(36%)	45	69	(35%)	8	12	(36%)	(39%)
All other LEP	1,203	1,321	(9%)	(13%)	365	473	(23%)	838	848	(1%)	(7%)
Sterile Injectable Pharmaceuticals (SIP)(g)	$1,360	$1,552	(12%)	(15%)	$670	$925	(28%)	$689	$627	10%	3%
Sulperazon	168	122	38%	29%	—	—	—	168	122	38%	29%
Medrol	120	120	—	(3%)	83	82	2%	36	38	(5%)	(12%)
Fragmin	70	71	(1%)	(9%)	4	4	—	66	67	(1%)	(10%)
Tygacil	63	74	(15%)	(21%)	7	21	(68%)	56	53	5%	(2%)
Zosyn/Tazocin	61	37	63%	62%	43	34	25%	18	3	*	*
Precedex	55	64	(15%)	(16%)	27	38	(29%)	28	26	6%	2%
All other SIP	823	1,063	(23%)	(24%)	506	746	(32%)	317	317	—	(6%)
Peri-LOE Products(h)	$737	$822	(10%)	(15%)	$170	$155	10%	$567	$668	(15%)	(20%)
Viagra EH(d)	187	89	*	*	88	—	*	99	89	10%	4%
Celebrex	145	175	(17%)	(21%)	16	30	(49%)	129	144	(11%)	(15%)
Vfend	98	107	(9%)	(13%)	2	5	(57%)	96	102	(6%)	(11%)
Lyrica EH(c)	82	141	(42%)	(48%)	—	—	—	82	141	(42%)	(48%)
Zyvox	68	77	(11%)	(16%)	6	9	(40%)	63	68	(7%)	(13%)
Revatio	56	65	(13%)	(16%)	33	29	17%	22	36	(38%)	(43%)
Pristiq	53	116	(54%)	(56%)	21	74	(71%)	32	41	(24%)	(28%)
All other Peri-LOE Products	49	53	(9%)	(14%)	3	7	(54%)	45	46	(2%)	(7%)
Biosimilars(i)	$173	$105	66%	53%	$55	$17	*	$119	$88	36%	20%
Inflectra/Remsima	145	78	86%	73%	55	17	*	90	61	48%	32%
All other Biosimilars	29	27	7%	(5%)	—	—	—	29	27	7%	(5%)
Pfizer CentreOne(j)	$171	$182	(6%)	(7%)	$96	$137	(30%)	$75	$45	69%	63%
Hospira Infusion Systems (HIS)(k)	$—	$97	*	*	$—	$64	*	$—	$33	*	*
Total Lyrica(c)	$1,213	$1,271	(5%)	(6%)	$907	$891	2%	$307	$380	(19%)	(24%)
Total Viagra(d)	$187	$339	(45%)	(46%)	$88	$242	(63%)	$99	$97	2%	(4%)
Total Alliance revenues	$855	$656	30%	27%	$602	$474	27%	$253	$182	39%	26%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST-QUARTER 2018 and 2017 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2018	2017	% Change		2018	2017	% Change		2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,092	$2,021	4%	(8%)	$1,461	$1,554	(6%)	(10%)	$3,078	$2,567	20%	15%
PFIZER INNOVATIVE HEALTH (IH)(b)	$1,314	$1,190	10%	(2%)	$812	$799	2%	(3%)	$1,158	$933	24%	20%
Internal Medicine	$231	$158	46%	29%	$295	$319	(8%)	(11%)	$180	$130	38%	32%
Lyrica IH(c)	—	—	—	—	169	188	(10%)	(14%)	56	52	9%	6%
Eliquis alliance revenues and direct sales	191	124	54%	36%	68	61	10%	6%	71	37	91%	79%
Chantix/Champix	21	19	14%	1%	28	32	(14%)	(19%)	14	9	53%	51%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	17	14	18%	5%	22	21	2%	(2%)	3	3	4%	1%
Viagra IH(d)	—	—	—	—	—	8	*	*	—	—	—	—
All other Internal Medicine	2	1	25%	17%	9	8	8%	4%	35	29	20%	13%
Vaccines	$198	$191	4%	(8%)	$106	$107	(1%)	(6%)	$322	$216	49%	45%
Prevnar 13/Prevenar 13	141	139	2%	(10%)	103	106	(3%)	(7%)	310	210	48%	45%
All other Vaccines	57	52	8%	(5%)	3	1	*	96%	12	7	75%	63%
Oncology	$268	$187	44%	27%	$110	$76	44%	38%	$186	$131	42%	39%
Ibrance	116	43	*	*	41	5	*	*	49	23	*	*
Sutent	80	75	6%	(6%)	27	29	(7%)	(11%)	67	60	11%	6%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	46	40	15%	2%	15	13	15%	9%	50	32	56%	49%
Inlyta	13	19	(31%)	(38%)	17	21	(19%)	(21%)	15	14	10%	7%
Bosulif	10	7	38%	22%	8	6	20%	16%	2	1	*	*
All other Oncology	3	2	73%	51%	1	2	(27%)	(31%)	3	2	69%	58%
Inflammation & Immunology (I&I)	$305	$351	(13%)	(23%)	$130	$128	1%	(3%)	$150	$158	(5%)	(6%)
Enbrel (Outside the U.S. and Canada)	290	348	(17%)	(27%)	89	95	(6%)	(9%)	126	145	(13%)	(14%)
Xeljanz	19	5	*	*	29	20	44%	38%	24	13	83%	87%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(4)	(2)	*	77%	11	13	(12%)	(15%)	—	—	—	—
Rare Disease	$207	$208	—	(12%)	$87	$94	(8%)	(12%)	$83	$78	7%	4%
BeneFIX	40	48	(16%)	(26%)	21	27	(22%)	(27%)	17	15	12%	10%
Genotropin	44	40	8%	(4%)	35	37	(6%)	(10%)	22	21	3%	—
Refacto AF/Xyntha	64	68	(6%)	(17%)	14	13	6%	1%	23	23	(2%)	(4%)
Somavert	31	29	7%	(6%)	4	4	12%	7%	3	4	(1%)	(5%)
All other Rare Disease	28	23	23%	8%	12	13	(5%)	(9%)	18	14	23%	20%
Consumer Healthcare	$105	$95	11%	(2%)	$85	$74	15%	9%	$237	$219	8%	3%
PFIZER ESSENTIAL HEALTH (EH)(e)	$778	$831	(6%)	(17%)	$648	$755	(14%)	(18%)	$1,920	$1,634	18%	12%
Legacy Established Products (LEP)(f)	$371	$373	—	(12%)	$400	$452	(12%)	(16%)	$1,125	$935	20%	15%
Lipitor	44	42	5%	(8%)	46	53	(13%)	(21%)	393	279	41%	33%
Norvasc	17	17	3%	(10%)	43	50	(14%)	(18%)	184	151	22%	16%
Premarin family	—	1	(38%)	(44%)	6	7	(12%)	(15%)	5	6	(26%)	(30%)
Zithromax	16	15	3%	(9%)	10	14	(27%)	(30%)	63	49	29%	23%
Zoloft	10	8	13%	—	14	17	(19%)	(22%)	35	29	20%	15%
Xalatan/Xalacom	15	15	(1%)	(13%)	29	34	(13%)	(16%)	23	23	(1%)	(6%)
Effexor	14	15	(3%)	(14%)	20	15	31%	26%	19	18	6%	1%
Sildenafil Citrate	—	—	—	—	—	—	—	—	—	—	—	—
Xanax	22	22	2%	(11%)	4	4	(8%)	(12%)	17	16	10%	4%
EpiPen	—	—	—	—	8	12	(36%)	(39%)	—	—	—	—
All other LEP	233	238	(2%)	(14%)	221	246	(11%)	(14%)	384	363	6%	2%
Sterile Injectable Pharmaceuticals (SIP)(g)	$157	$149	6%	(6%)	$103	$131	(21%)	(24%)	$429	$348	23%	17%
Sulperazon	—	—	—	—	2	3	(19%)	(22%)	166	119	39%	31%
Medrol	12	12	1%	(11%)	5	6	(13%)	(17%)	20	21	(7%)	(12%)
Fragmin	37	35	3%	(7%)	18	20	(7%)	(12%)	11	12	(7%)	(16%)
Tygacil	19	17	15%	1%	1	2	(8%)	(15%)	35	35	1%	(4%)
Zosyn/Tazocin	1	—	*	*	1	—	*	*	16	3	*	*
Precedex	—	—	—	—	16	16	5%	—	11	11	8%	5%
All other SIP	87	85	3%	(9%)	59	85	(31%)	(34%)	170	147	16%	11%
Peri-LOE Products(h)	$127	$203	(37%)	(44%)	$139	$153	(9%)	(13%)	$301	$312	(4%)	(8%)
Viagra EH(d)	9	12	(20%)	(29%)	16	9	77%	68%	73	69	7%	1%
Celebrex	6	7	(8%)	(19%)	60	63	(5%)	(9%)	63	74	(16%)	(20%)
Vfend	10	18	(43%)	(50%)	20	26	(23%)	(26%)	66	59	12%	7%
Lyrica EH(c)	63	117	(46%)	(52%)	—	—	—	—	18	23	(23%)	(28%)
Zyvox	6	10	(40%)	(47%)	12	16	(25%)	(28%)	45	43	6%	1%
Revatio	10	21	(52%)	(57%)	6	7	(12%)	(15%)	6	8	(24%)	(29%)
Pristiq	7	6	28%	13%	11	16	(34%)	(37%)	14	19	(30%)	(31%)
All other Peri-LOE Products	15	14	11%	(2%)	14	15	(12%)	(15%)	16	16	(3%)	(5%)
Biosimilars(i)	$99	$75	31%	15%	$4	$3	41%	34%	$16	$9	71%	56%
Inflectra/Remsima	75	54	39%	23%	4	3	47%	40%	11	4	*	*
All other Biosimilars	24	21	11%	(3%)	—	—	(8%)	(12%)	5	5	(7%)	(16%)
Pfizer CentreOne(j)	$24	$31	(22%)	(24%)	$2	$4	(38%)	(39%)	$49	$10	*	*
Hospira Infusion Systems (HIS)(k)	$—	$1	*	*	$—	$12	*	*	$—	$19	*	*
Total Lyrica(c)	$63	$117	(46%)	(52%)	$169	$188	(10%)	(14%)	$74	$75	(1%)	(5%)
Total Viagra(d)	$9	$12	(20%)	(29%)	$16	$17	(5%)	(9%)	$73	$69	7%	1%
Total Alliance revenues	$179	$116	54%	36%	$73	$66	11%	7%	$—	$(1)	(73%)	(67%)

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (l) to (n) below, respectively, and the product revenues from these regions are described on page 30.

(b)	The Pfizer Innovative Health business encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare.
(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(d)
Viagra lost exclusivity in the U.S. in December 2017. Beginning in 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, are reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, total Viagra revenues in 2018 are reported in EH. Total Viagra revenues in 2017 represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(e)
The Pfizer Essential Health business encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Biosimilars, Pfizer CentreOne and Hospira Infusion Systems (HIS) (through February 2, 2017). On February 3, 2017, we completed the sale of our global infusion systems net assets, HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for first-quarter 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations, while EH’s operating results for first-quarter 2018 do not reflect any contribution from HIS global operations.

(f)
Legacy Established Products primarily include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products). In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previous reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(g)
Sterile Injectable Pharmaceuticals includes branded and generic injectables (excluding Peri-LOE Products). In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previous reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(h)
Peri-LOE Products includes products that have recently lost or are anticipated to soon lose patent protection. These products primarily include: Lyrica in Europe, Russia, Turkey, Israel and Central Asia; worldwide revenues for Celebrex, Pristiq, Zyvox Vfend, Revatio and Inspra; and beginning in 2018, Viagra revenues for all countries (and Viagra revenues for all countries other than the U.S. and Canada in 2017, see note (d) above).

(i)
Biosimilars includes Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle Eastern markets and Retacrit (biosimilar epoetin zeta) in certain European and Africa/Middle Eastern markets.

(j)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc. In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previous reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(k)
HIS (through February 2, 2017) includes Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

(l)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(m)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(n)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of May 1, 2018. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, approvals, performance, timing of exclusivity and potential benefits of Pfizer’s products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our acquisitions and other business development activities, manufacturing and product supply and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments received by us from regulatory authorities such as the U.S. Food and Drug Administration (FDA) and the European Medicines Agency with respect to certain of our drug applications to the satisfaction of those authorities;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with preliminary, early stage or interim data, including the risk that final results of studies for which preliminary, early stage or interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the preliminary, early stage or interim data results and may not support further clinical development of the applicable product candidate or indication;

▪
the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all or to realize the anticipated benefits of such transactions;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪
difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply shortages at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, debarment, injunctions or voluntary recall of a product;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

▪
the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

▪
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪
the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of the recently passed Tax Cuts and Jobs Act;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪	further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on Pfizer, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives and of the internal separation of our commercial operations into our current operating structure;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting;

▪
risks and uncertainties related to our acquisitions of Hospira, Inc. (Hospira), Anacor Pharmaceuticals, Inc. (Anacor), Medivation, Inc. (Medivation) and AstraZeneca’s small molecule anti-infectives business, including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisitions of Hospira, Anacor and Medivation will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for Xtandi and expand Xtandi into the non-metastatic castration-resistant prostate cancer setting; significant transaction costs; and unknown liabilities; and

▪
risks and uncertainties related to our evaluation of strategic alternatives for our Consumer Healthcare business, including, among other things, the ability to realize the anticipated benefits of any strategic alternatives we may pursue for our Consumer Healthcare business, the potential for disruption to our business and diversion of management’s attention from other aspects of our business, the possibility that such strategic alternatives will not be completed on terms that are advantageous to Pfizer, the possibility that we may be unable to realize a higher value for Pfizer Consumer Healthcare through strategic alternatives and unknown liabilities.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.